FOURTEENTH AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ESSEX PORTFOLIO, L.P.

Dated as of December 26, 2007

This Fourteenth Amendment, dated as of the date shown above (the “Amendment”), is executed by Essex Property Trust, Inc. a Maryland Corporation (the “Company”), as the General Partner and as attorney in fact for all limited partners of Essex Portfolio, L.P. (the “Partnership”), for the purpose of amending the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated September 30, 1997 (the “Partnership Agreement”).

RECITALS

WHEREAS, the Partnership desires to provide for equity incentives to certain persons who provide services for the benefit of the Partnership (the “Grantees”) in the form of Partnership Units which shall be designated “LTIP Units”;

WHEREAS, pursuant to the authority granted to the General Partner under the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to reflect the issuance of the LTIP Units; and

WHEREAS, upon issuance of LTIP Units, each Grantee shall become a party to the Partnership Agreement as a Limited Partner and agree to be bound by all terms, conditions and other provisions of this Amendment and the Partnership Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.  Definitions.  Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2.  Issuance of LTIP Units.  Pursuant to Section 4.3 of the Partnership Agreement, the Partnership may from time to time issue LTIP Units to the Grantees.  The holder of any LTIP Units shall have the benefits and obligations under the Partnership Agreement to which the holder of such Partnership Interest may be entitled or obliged under the Partnership Agreement, as amended from time to time.   The admission of a Grantee as a Limited Partner shall become effective as of the date on which the Grantee is awarded the LTIP Units, and Exhibit A and Exhibit M to the Partnership Agreement will be amended to reflect such admission as of such time.

3.  Admission of the Grantees as Limited Partners. Effective immediately prior to the effectiveness of the next succeeding sentence, the capital accounts of the Partnership shall be adjusted to reflect each Partner’s share of the net fair market value of the Partnership’s assets (a “book-up”).
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Each of the Grantees is hereby admitted, as of the date on which the Grantee is awarded LTIP Units, as an Additional Limited Partner in accordance with Section 4.6 of the Partnership Agreement holding that number of LTIP Units as is set forth next to his or her name on Exhibit U hereof. Each of the Grantees hereby agrees to become a party to the Partnership Agreement as a Limited Partner and to be bound by all the terms, conditions and other provisions of the Partnership Agreement, as amended by this Amendment. Pursuant to Section 4.6(b) of the Partnership Agreement, the General Partner hereby consents to the admission of each of the Grantees as an Additional Limited Partner of the Partnership. The admission of the Grantees shall become effective as of the date on which the Grantee is awarded the LTIP Units, which shall also be the date on which the name of each Grantee is recorded on the books and records of the Partnership.

4.  Amendments to Partnership Agreement.

a.           Section 1.1 of the Partnership Agreement is hereby amended to include the following definition in alphabetical order:

“LTIP Units” shall mean the Partnership Units designated as such having the rights, power, privileges, restrictions, qualifications and limitations set forth on Exhibit T hereto.

b.           Section 1.1 of the Partnership Agreement is hereby amended to delete the definition of “Percentage Interest” in its entirety and to substitute the following definition of “Percentage Interest” in its place:

“Percentage Interest” shall mean with respect to any Partner other than holders of Series B Preferred Units, Series D Preferred Units, Series Z Incentive Units or Series Z-1 Incentive Units, the undivided percentage ownership interest of such Partner in the Partnership, as determined by dividing (i) the number of Partnership Units owned by such Partner by (ii) the sum of (A) the total number of Partnership Units then outstanding (excluding the Series B Preferred Interest, the Series B Partnership Units, the Series D Preferred Interest, the Series D Preferred Units, the Series F Preferred Interest, Series G Preferred Interest, Series Z Incentive Units and the Series Z-1 Incentive Units), (B) the total number of outstanding Series Z Incentive Units multiplied by the Distribution Ratchet Percentage with respect to each such Series Z Incentive Unit, calculated on a unit-by-unit basis, and (C) the total number of outstanding Series Z-1 Incentive Units multiplied by the Series Z-1 Distribution Ratchet Percentage with respect to each such Series Z-1 Incentive Unit, calculated on a unit-by-unit basis. With respect to any holder of Series Z Incentive Units, such Partner’s Percentage Interest shall be equal to such Partner’s Series Z Percentage Interest. With respect to any holder of Series Z-1 Incentive Units, such Partner’s Percentage Interest shall be equal to such Partner’s Series Z-1 Percentage Interest. If any Partner holds a combination of Common Units, LTIP Units, Series Z Incentive Units and/or Series Z-1 Incentive Units, then such Partner’s Percentage Interest shall be equal to the sum of (A) the Percentage Interest as calculated pursuant to the first sentence of this definition (assuming for purposes of such calculation that such Partner holds only Common Units and/or LTIP Units, if any), (B) the Series Z Percentage Interest (assuming for purposes of such calculation that such Partner holds only Series Z Incentive Units, if any) and (C) the Series Z-1 Percentage Interest (assuming for purposes of such calculation that such Partner holds only Series Z-1 Incentive Units, if any).
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c.           Section 6.2 of the Partnership Agreement is hereby amended to add the following new paragraph (f):

“(f)           Distributions made pursuant to this Section 6.2 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit was issued by the Partnership. The intent of this Section 6.2(f) is to ensure that any LTIP Units issued after the date of this Amendment qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and Section 6.2 shall be interpreted and applied consistently therewith. The General Partner at its discretion may amend this Section 6.2(f) to ensure that any LTIP Units granted after the date of this Amendment will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).”

5.  Continuing Effect of Partnership Agreement.  Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

6.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.  Facsimile signatures shall be deemed effective execution of this Amendment and may be relied upon as such by the other party.  In the event facsimile signatures are delivered, originals of such signatures shall be delivered to the other party within three (3) business days after execution.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date indicated above.

        GENERAL PARTNER
        ESSEX PROPERTY TRUST, INC.,
        a Maryland corporation as General Partner of Essex Portfolio, L.P. and on behalf of the existing Limited Partners

        By:         /s/ Michael T. Dance
        Name:    Michael T. Dance
        Title:  Executive Vice President and
       Chief Financial Officer

EXHIBIT T

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,

RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS

OF THE LTIP UNITS

The following are the terms of the LTIP Units:

1.	Vesting.

A.  Vesting, Generally.  LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.”  Subject to the terms of any Vesting Agreement, a holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions, as holders of Common Units pursuant to Article IX of the Partnership Agreement.

B.  Forfeiture or Transfer of Unvested LTIP Units.  Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any LTIP Units, or the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price, then upon the occurrence of the circumstances resulting in such forfeiture or if the Partnership or the General Partner exercises such right to repurchase, then the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled or transferred to the General Partner, as applicable, and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.

C.  Legend.  Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the LTIP Unit.

2.	Distributions.

A.  LTIP Distribution Amount.  Commencing from the Distribution Participation Date (as defined below) established for any LTIP Units, for any quarterly or other period holders of such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Common Unit for the corresponding quarterly or other period (the “LTIP Distribution Amount”). In addition, from and after the Distribution Participation Date, LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, non-liquidating special, extraordinary or other distributions in an amount per unit equal to the amount of any non-liquidating special, extraordinary or other distributions payable on the Common Units which may be made from time to time. LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Common Units, whether made prior to, on or after the Distribution Participation Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units.  Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Distribution Payment Date”); provided that the Distribution Payment Date and the record date for determining which holders of LTIP Units are entitled to receive a distribution shall be the same as the corresponding dates relating to the corresponding distribution on the Common Units.

B.  Distribution Participation Date.  The “Distribution Participation Date” for each LTIP Units will be either (i) with respect to LTIP Units granted pursuant to the General Partner’s 2007 Outperformance Plan (the “OPP”), the applicable Valuation Date (as defined in the Vesting Agreement of each Person granted LTIP Units under the OPP) or (ii) with respect to other LTIP Units, such date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued.

3.	Allocations.

Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Common Unit pursuant to Exhibit E of the Partnership Agreement.  The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to such ratio as computed for the Common Units held by the General Partner.

4.	Adjustments.

The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures.  If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain such one-for-one correspondence between Common Units and LTIP Units. The following shall be “Adjustment Events”:  (A) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (B) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding

Common Units by way of a reclassification or recapitalization of its Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a capital contribution to the Partnership of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the Common Units other than actions specifically described above as Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

5.	Ranking.

The LTIP Units shall rank on parity with the Common Units in all respects.

6.	No Liquidation Preference.

The LTIP Units shall have no liquidation preference.

7.	Right to Convert LTIP Units into Common Units.

A.  Conversion Right.  A holder of LTIP Units shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units. Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting, and such Conversion Notice, unless subsequently revoked by the holder of the LTIP Units, shall be accepted by the Partnership subject to such condition. The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Common Units. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 7.

B.  Number of Units Convertible.  A holder of Vested LTIP Units may convert such Vested LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.

C.  Notice.  In order to exercise his or her Conversion Right, a holder of LTIP Units shall deliver a notice (a “Conversion Notice”) in the form attached as Attachment A to this Exhibit T to the Partnership not less than 10 nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice.  Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 7 shall be free and clear of all liens.

D.  Forced Conversion.  The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by a holder of LTIP Units to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 4; provided, that the Partnership may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of the holder of such LTIP Units pursuant to Section 7.B above. In order to exercise its right to cause a Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Attachment B to this Exhibit T to the applicable holder not less than 10 nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 13.1 of the Partnership Agreement.

E.  Conversion Procedures.  A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

F.  Mandatory Conversion in Connection with a Transaction.  If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right, or the holders of Common Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).

In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.

Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which LTIP Units are issued, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 7 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the holders of LTIP Units.

8.	Redemption at the Option of the Partnership.

LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing LTIP Units from the holder thereof if and to the extent such holder agrees to sell such Units.

9.	Voting Rights.

A.  Voting with Common Units.  Holders of LTIP Units shall have the right to vote on all matters submitted to a vote of the holders of Common Units; holders of LTIP Units and Common Units shall vote together as a single class, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred. In any matter in which the LTIP Units are entitled to vote, including an action by written consent, each LTIP Unit shall be entitled to vote a Percentage Interest equal on a per unit basis to the Percentage Interest of the Common Units.

B.  Special Approval Rights.  In addition to, and not in limitation of, the provisions of Section 9.A above (and notwithstanding anything appearing to be contrary in the Partnership Agreement), the General Partner and/or the Partnership shall not, without the affirmative consent of a majority of the then outstanding LTIP Units, given in person or by proxy, either in writing or at a meeting, take any action that would materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; but subject in any event to the following provisions: (i) no consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would similarly alter, change, modify or amend the rights, powers or privileges of the Common Units; (ii) with respect to the occurrence of any Transaction (as defined in Section 7.F of this Exhibit T), so long as the LTIP Units either (x) are all converted into Common Units immediately prior to the effectiveness of the Transaction, (y) remain outstanding with the terms thereof materially unchanged or (z) if the Partnership is not the surviving entity in such Transaction, are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the Common Units or such other securities into which the LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), the occurrence of any such event shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units, provided further, that if some, but not all, of the LTIP Units are converted into Common Units immediately prior to the effectiveness of the transaction (and neither clause (y) or (z) above is applicable), then the consent required pursuant to this Section 9.B will be the consent of the holders of a majority of the LTIP Units to be outstanding following such conversion; (iii) any creation or issuance of any Common Units or of any class of series of common or preferred units of the Partnership (whether ranking junior to, on a parity with or senior to the LTIP Units with respect to payment of distributions, redemption rights and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of Common Units or (y) does require such consent and is authorized by a vote of the holders of Common Units and LTIP Units voting together as a single class, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

Attachment A to Exhibit T

Notice of Election by Partner to Convert

LTIP Units into Common Units

The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Essex Portfolio, L.P. (the “Partnership”) set forth below into Common Units in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

Attachment B to Exhibit T

Notice of Election by Partnership to Force Conversion

of LTIP Units into Common Units

Essex Portfolio, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date: